Exhibit 99.1

Bronco Announces New Director

OKLAHOMA CITY, March 3, 2006 (BUSINESS WIRE)—Bronco Drilling Company, Inc. (Nasdaq/NM:BRNC), announced today the appointment of new director.

Bronco announced today that William R. Snipes has been appointed to its board of directors and will serve on its audit committee. Mr. Snipes replaces Michael O. Thompson who has resigned from the board and the audit committee after accepting the position of Chief Executive Officer of Diamondback Energy Services, LLC. Since Diamondback is an affiliate of Bronco, Mr. Thompson was no longer considered independent under the rules of the Nasdaq Stock Market and, therefore, was no longer qualified to serve on Bronco’s audit committee. The Company notified the Nasdaq National Market of this situation on February 8, 2006 and, on February 27, 2006, the Company received a Nasdaq Staff Deficiency Letter confirming that Mr. Thompson’s continued service on the audit committee was not in compliance with Marketplace Rule 4350(d)(2) for continued listing. With the resignation of Mr. Thompson and the appointment of Mr. Snipes to the board and the audit committee, the Company is again in compliance with the Marketplace Rule and Nasdaq has advised the Company that the matter is now closed.

About Bronco Drilling

Bronco Drilling Company, Inc., is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq National Market under the symbol BRNC. For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Contact Info:

Zac Graves, Chief Financial Officer

Bronco Drilling Company

(405) 242-4435